Exhibit 99.1

PRESS RELEASE

CHINA DIGITAL COMMUNICATION GROUP PROJECTS REVENUES OF $3.3 MILLION AND NET INCOME OF $700,000 FOR THE THIRD QUARTER OF 2005


LOS ANGELES, CA and SHENZHEN, CHINA--(MARKET WIRE)--Nov 1, 2005 -- China Digital Communication Group (OTC BB:CHID.OB - News), one of the fastest growing battery components manufacturers in China, offered revenue and net income guidance for the third quarter of 2005.

For the third quarter of 2005, the Company projects revenues of approximately $3.3 million, up 232% compared to pro-forma unaudited revenues of $994,963 in the third quarter of 2004. The Company expects to generate net income of approximately $700,000, or $0.01 per fully diluted share, in the third quarter of 2005, representing an increase of 305% compared to unaudited net income of $173,014, or $0.00 per fully diluted share, for the third quarter of 2004. Share calculations are based on fully diluted shares outstanding totaling 54,460,626 projected for the third quarter of 2005 and 47,975,000 in third quarter of 2004.

The Company attributes its triple-digit growth trend to production expansion and continued cost-reduction through the third quarter of 2005. China Digital also experienced accelerated demand from Chinese mobile-phone manufacturers for its aluminum battery shells (ABS) and cap product lines. Yi Bo Sun, China Digital's Chairman and Chief Executive Officer, stated, "We continue to receive orders for steel and ABS products. Our ABS line is experiencing the most growth due to ongoing demand for lithium ion batteries, the emerging industry standard for consumer electronic products. Our subsidiary Shenzhen E'Jenie is the first manufacturer to establish technical and quality production standards in the lithium ion battery industry and has strengthened our competitive position. We are confident we will meet our revenue and earnings targets for the third quarter, as well as continue our strong upward growth trend in the coming quarters."

Use of Pro Forma Past Results

Sales and earnings comparisons with 2004 are based on pro forma figures. For the first three quarters of 2004, China Digital was a shell company with no significant revenues. On November 15, 2004 it acquired its operating subsidiary, E'Jenie Science & Technology Co. Ltd. (Shenzhen E'Jenie). In order to present an accurate picture of revenue and profit trends, the results stated here for 2004 consist of sales and profit from Shenzhen E'Jenie, as if China Digital had owned the subsidiary for the comparable period.

About China Digital Communication Group

China Digital Communication Group, through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China, while also seeking distribution partners in the United States. For more information, visit www.chinadigitalgroup.com.
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Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.



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Contact:
     For further information, contact:
     At the Company:
     China Digital Communication Group
     Roy Teng
     310-461-1322
     E-mail: Email Contact
     http://www.chinadigitalgroup.com
     --------------------------------

     Investor Relations:
     OTC Financial Network
     Peter Clark
     781-444-6100, x629
     Email Contact
     -------------
     http://www.otcfn.com/chid
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